Exhibit 99.1

Sono-Tek Announces Preliminary Fiscal Year 2016 Results and First Quarter Fiscal 2017 Sales Guidance

(March 15, 2016 - Milton, NY) Sono-Tek Corporation (OTCQX: SOTK) today announced preliminary sales of $11,834,000 for the fiscal year ended February 29, 2016, compared to sales of $10,850,000 for the previous fiscal year, an increase of $984,000 or 9%. During fiscal year 2016, the Company had a continuing upward trend in sales in both quarter to quarter and quarter versus the previous year’s quarter. The current year’s revenue growth is due to increases in float glass line coating equipment, advanced textile coating equipment, antimicrobial food applications, coupled with steady sales of SonoFlux equipment to the electronics printed circuit board industry and also in spray drying applications.

Based on current backlog, shipments, and proposals, the Company expects consistent or slightly lower sales for the first quarter of the new fiscal year (March-May 2016) compared to last year’s first quarter. This is due to recognized global factors that have caused some customers to temporarily postpone capital expenditures until they have a better sense of the economic environment. Nonetheless, the Company is targeting growth in revenues for fiscal year 2017 based on the recent development of several new products and applications, which are expected to add to the Company’s top line in subsequent quarters as they come into full production. In addition, the Company expects continued growth in sales to the food industry, which is grappling with food safety issues, as well as growth in sales of advanced textile coating equipment.

The Company expects to report income before taxes of $743,000 for the year ended February 29, 2016 as compared to $826,000 for the year ended February 28, 2015, a decrease of $83,000 or 10%. The Company’s “income before taxes” for FY2016 will be finalized once the independent audit is completed in May 2016. During fiscal 2016, the Company increased spending for new product development and associated sales and marketing efforts. Although these expenditures impacted the Company’s income, they are expected to favorably affect the Company’s product market basket going forward. The Company also invested in facilities, new manufacturing equipment, information systems and cybersecurity to protect its intellectual property. The Company used approximately $400,000 of cash to accomplish these upgrades, which are expected to serve the Company favorably in the new fiscal year and beyond.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We are pleased with the ongoing strength of our business, both compared to a year ago and to preceding years. We now have a solid foundation in place, a balance sheet that allows flexibility to invest in our people, products and manufacturing platform. Our profitability and cash generation allow us to grow through continuous creation of innovative uses for our ultrasonic spraying and coating systems. This year we were awarded three US patents covering several areas of our business including the food area, so we continue to increase our valuable intellectual property and proprietary information, a key asset for a high technology company like ours.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, the completion and results of the audit of Sono-Tek’s results of operations for the year ended February 29, 2016; general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations and the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions; the ability to enforce patents; continued penetration into food coating and advanced textile coating markets; maintenance of order backlog; consummation of order proposals, continued strength in coating equipment sales to the float glass, printed circuit board and spray drying markets; stability of overseas markets and the ability to achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.